EXHIBIT 99.1

                               Corporate & financial news release

SCOTT’S LIQUID GOLD REPORTS FIRST QUARTER RESULTS

First Quarter Highlights:

•	Net loss of $0.3 million ($0.03 per share)
•	Generated cash flow from operations of $0.5 million
•	Net cash increased $0.4 million during the quarter to $6.6 million

DENVER, COLORADO – May 10, 2019 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced operating results for the three months ended March 31, 2019.

“We saw slow sales in Q1, driven by both seasonality and challenging market conditions for our distributed products”, stated President and Chief Executive Officer Mark Goldstein.  “Despite regulatory and tariff pressure on our China business, we did manage to grow our Alpha Skin Care brand during Q1.”

“Similar to last year, we expect our sales to increase over the remainder of 2019.  We are highly focused on long-term sales growth, both through line extensions of our proven brands as well as continued success in our online sales initiatives.  The team also continued to make solid progress in working capital improvement during the first quarter.”

Net sales

Net sales for the three months ended March 31, 2019, decreased 8.4%, or $0.6 million, to approximately $6.8 million.  Sales in the Skin and Hair Care segment decreased 7.8% as strong Alpha® Skin Care product sales were offset by a decrease in sales for both Batiste Dry Shampoo and 7th Heaven skin care products. Sales of Batiste were affected after a strong fourth quarter of 2018, and 7th Heaven products continue to face increased competition.  Sales in the Household segment decreased 10.8% due to the discontinuation of our Touch of Scent® products.  The decrease was also driven by increased competition facing our Scott’s Liquid Gold® Wood Care products.

Net Income and Earnings Per Share

Our net loss for the three months ended March 31, 2019 was $0.3 million compared to $0.2 million for the three months ended March 31, 2018. This resulted in a net loss per common share of $0.03 in the first quarter of 2019 compared to a net loss per share of $0.02 in the same period in 2018. The net loss increased primarily due to lower sales and was partially offset by reductions in advertising costs.

Cash Flows

Cash flows from operating activities was $0.5 million for the three months ended March 31, 2019, as compared to cash flows used in operating activities of $0.1 million for the same period in 2018.  Despite the decrease in net income, cash flow from operations improved due to our continued efforts to reduce inventories.

About Scott’s Liquid Gold-Inc.

Scott’s Liquid Gold-Inc. is an American manufacturing and distribution company with a strong belief that Made in America is something to be proud of.  Over the last 65+ years we have developed a reputation for delivering high-quality, innovative products that consumers know and trust.

Our flagship product, Scott’s Liquid Gold® Wood Care, is a leader in its category and is known for bringing life back to and protecting all types of natural wood surfaces.

Scott’s Liquid Gold-Inc. also owns Neoteric Cosmetics, a skin and hair care company with a rich history of offering products that deliver high-quality, proven results that customers expect. Neoteric’s skin and hair care products are embraced and respected by both medical professionals and consumers alike and include brands such as Alpha® Skin Care, Prell®, and Denorex®.  Neoteric Cosmetics is also the proud American distributor of 7th Heaven skin care products and the specialty channel distributor for Batiste Dry Shampoo.

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Net sales	$6,805	$7,428
Cost of sales	4,200	4,407
Gross Profit	2,605	3,021

Operating expenses:
Advertising	184	537
Selling	1,658	1,632
General and administrative	1,223	1,093
Total operating expenses	3,065	3,262
Income (loss) from operations	(460)	(241)

Interest income	31	-
Interest expense	(5)	(24)
Income (loss) before income taxes	(434)	(265)
Income tax benefit (expense)	104	69
Net income (loss)	$(330)	$(196)

Net income (loss) per common share
Basic	$(0.03)	$(0.02)
Diluted	$(0.03)	$(0.02)
Weighted average shares outstanding
Basic	12,408	11,929
Diluted	12,408	11,929

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(in thousands, except par value amounts)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,608	$6,232
Accounts receivable, net	2,969	3,047
Inventories, net	7,280	7,817
Income taxes receivable	508	508
Prepaid expenses	425	546
Total current assets	17,790	18,150

Property and equipment, net	1,041	971
Deferred tax asset	338	234
Goodwill	1,521	1,521
Intangible assets, net	5,373	5,528
Operating lease right-of-use assets	2,764	-
Other assets	71	71
Total assets	$28,898	$26,475

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,756	$1,800
Accrued expenses	578	593
Operating lease liabilities, current portion	913	-
Total current liabilities	3,247	2,393

Operating lease liabilities, net of current	1,857	-
Total liabilities	5,104	2,393

Shareholders’ equity:
Preferred stock, no par value, authorized 20,000 shares; no shares issued and outstanding	-	-
Common stock; $0.10 par value, authorized 50,000 shares; issued and outstanding 12,408 shares (2019) and 12,408 shares (2018)	1,241	1,241
Capital in excess of par	7,105	7,063
Retained earnings	15,448	15,778
Total shareholders’ equity	23,794	24,082
Total liabilities and shareholders’ equity	$28,898	$26,475

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(330)	$(196)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	186	206
Stock-based compensation	42	60
Deferred income taxes	(104)	(69)
Change in operating assets and liabilities:
Accounts receivable	78	206
Inventories	537	352
Prepaid expenses and other assets	121	(42)
Accounts payable and accrued expenses	(53)	(622)
Total adjustments to net income (loss)	807	91
Net cash provided (used) by operating activities	477	(105)

Cash flows from investing activities:
Purchase of property and equipment	(101)	-
Net cash used by investing activities	(101)	-

Cash flows from financing activities:
Repayments of long-term debt	-	(200)
Proceeds from exercise of stock options	-	88
Net cash used by financing activities	-	(112)

Net increase (decrease) in cash and cash equivalents	376	(217)

Cash and cash equivalents, beginning of period	6,232	4,114
Cash and cash equivalents, end of period	$6,608	$3,897

Supplemental disclosures:
Cash paid during the period for interest	$5	$18

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032